Registration No. 333-

As filed with the Securities and Exchange Commission on June 18, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chemung Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	16-1237038
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

One Chemung Canal Plaza

Elmira, New York 14901

(Address of Principal Executive Offices)

Chemung Financial Corporation 2025 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Anders M. Tomson	Benjamin M. Azoff, Esq.
President and Chief Executive Officer	Brendan M. Saxon, Esq.
Chemung Financial Corporation	Luse Gorman, PC
One Chemung Canal Plaza	5335 Wisconsin Ave., N.W., Suite 780
Elmira, New York 14901	Washington, DC 20015-2035
(607) 737-3711	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.	Plan Information; and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Chemung Financial Corporation 2025 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Chemung Financial Corporation (the “Company”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such items):

(a)       The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 14, 2025 (File No. 001-35741) pursuant to Section 13(a) of the Exchange Act (including information specifically incorporated by reference therein from the Company’s definitive proxy statement on Schedule 14A, filed on April 23, 2025);

(b)       The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 7, 2025 (File No. 001-35741);

(c)        The Company’s Current Reports on Form 8-K filed with the Commission on February 19, March 14, May 22, June 3, June 10, and June 12, 2025 (File No. 001-35741 for each); and

(d)       The description of the Company’s common stock contained in the Registration Statement on Form 8-A, filed with the Commission on November 15, 2012, under Section 12 of the Exchange Act (File No. 001-35741), which incorporates the description of the Company’s common stock contained in the registration statement on Form S-4 filed with the Commission on January 3, 2011 (File No. 333-171504).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

New York Business Corporation Law

As authorized by Section 722 of the New York Business Corporation Law, the Company may indemnify its directors and officers against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had not reasonable cause to believe his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which he shall have been adjudged to be liable to the Company unless and only to the extent that, the court in which the action was brought, or if not action was brought, any court of competent jurisdiction, determines that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Certificate of Incorporation

Article 9 of the Company’s certificate of incorporation provides that the Company shall indemnify its directors and officers, to the fullest extent permitted by law, against all liabilities and expenses they reasonably incur in any action or proceeding to which they may become a party by virtue of being a director or officer of the Company or another company for which such persons served as a director or officer at the Company’s request.

Further, the certificate of incorporation, as amended, of the Company provides that a director of the Company shall not be liable to the Company or its stockholders for damages for any breach of duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Business Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this provision of the certificate of incorporation by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Bylaws

Article XI of the Company’s bylaws provides that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify each person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that such person, such person's testator or intestate, is or was a director or officer of the Company, or, while a director or officer, serves or served, at the request of the Company, any other Company, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses (including attorneys' fees, costs and charges) incurred in connection with such threatened or pending Proceeding, or any appeal thereof; provided, however, that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) he or she personally gained, in fact, a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending Proceeding unless the Company has given its prior written consent to such settlement or other disposition.

Article XI provides further that the Company shall, from time to time, advance or promptly reimburse upon request, to any director or officer seeking indemnification hereunder the funds necessary for payment of expenses (including attorneys' fees, costs and charges), reasonably incurred in connection with any threatened or pending proceeding and in advance of the final disposition thereof, upon receipt of a written undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification, or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled.

The right to indemnification and payment of expenses set forth in Article XI is in addition to and exclusive of any such rights arising under any statute, rule, regulation, certificate of incorporation, bylaw, resolution of directors or shareholders, insurance policy, contract or otherwise.

As authorized in Article XI, the Company has a policy of liability insurance covering its directors and officers, the effect of which is to reimburse the directors and officers of the Company against certain damages and expenses resulting from certain claims made against them caused by their negligent act, error or omission.

The foregoing is a summary and is qualified by reference to the Company’s certificate of incorporation and bylaws, each as amended.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	List of Exhibits.

Regulation S-K Exhibit Number	Document

3.1	Certificate of Incorporation of the Company dated December 20, 1984 (Incorporated by reference to Exhibit 3.1 to Company’s Form 10-K for the year ended December 31, 2007 and filed with the Commission on March 13, 2008)

3.2	Certificate of Amendment to the Certificate of Incorporation of the Company, dated March 28, 1988 (Incorporated by reference to Exhibit 3.2 to Company’s Form 10-K for the year ended December 31, 2007 and filed with the Commission on March 13, 2008)

3.3	Certificate of Amendment to the Certificate of Incorporation of the Company, dated May 13, 1998 (as incorporated by reference to Exhibit 3.4 to Company’s Form 10-K for the year ended December 31, 2005 and filed with the Commission on March 15, 2006)

3.4	Amended and Restated Bylaws of the Company, as amended August 17, 2022 (Incorporated by reference to Exhibit 3.1 to Company’s Form 8-K and filed with the Commission on August 19, 2022)

4.1	Specimen Stock Certificate of the Company (Incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 24, 2003 (File No. 000-13888))

4.2	Form of 7.75% Fixed-to-Floating Rate Subordinated Note due 2035 of the Company (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Commission on June 10, 2025 (File No. 001-35741))

5	Opinion of Luse Gorman, PC*

10.1	Chemung Financial Corporation 2025 Equity Incentive Plan (Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Shareholders of Chemung Financial Corporation, filed under the Exchange Act on April 23, 2025)

10.2	Form of Incentive Stock Option Award Agreement*

10.3	Form of Non-Qualified Stock Option Award Agreement*

10.4	Form of Restricted Stock Award Agreement*

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5)*

23.2	Consent of Independent Registered Public Accounting Firm*

24	Power of Attorney (contained on signature page)*

107	Filing Fee Table*

*Filed herewith.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

1.       To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees” table in the effective registration statement;

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2.       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.       That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmira, State of New York, on the 18th day of June, 2025.

CHEMUNG FINANCIAL CORPORATION

By:	/s/ Anders M. Tomson
Anders M. Tomson
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors of Chemung Financial Corporation (the “Company”) hereby severally constitute and appoint Anders M. Tomson, as our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Anders M. Tomson may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock reserved for issuance under the Chemung Financial Corporation 2025 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Anders M. Tomson shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Anders M. Tomson	President, Chief Executive Officer	June 18, 2025
Anders M. Tomson	and Director
(Principal Executive Officer)

/s/ Dale M. McKim, III	Executive Vice President, Chief Financial	June 18, 2025
Dale M. McKim, III	Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Raimundo C. Archibold Jr.	Director	June 18, 2025
Raimundo C. Archibold Jr.

/s/ Ronald M. Bentley	Director	June 18, 2025
Ronald M. Bentley

/s/ David M. Buicko	Director	June 18, 2025
David M. Buicko

/s/ David J. Dalrymple	Chairman of the Board of Directors	June 18, 2025
David J. Dalrymple

/s/ Robert H. Dalrymple	Director	June 18, 2025
Robert H. Dalrymple

/s/ Richard E. Forrestel, Jr.	Director	June 18, 2025
Richard E. Forrestel, Jr.

/s/ Denise V. Gonick	Director	June 18, 2025
Denise V. Gonick

/s/ Stephen M. Lounsberry, III	Director	June 18, 2025
Stephen M. Lounsberry, III

/s/ Joseph F. Meade, IV	Director	June 18, 2025
Joseph F. Meade, IV

/s/ Jeffrey B. Streeter	Director	June 18, 2025
Jeffrey B. Streeter

/s/ G. Thomas Tranter, Jr.	Director	June 18, 2025
G. Thomas Tranter, Jr.

/s/ Thomas R. Tyrrell	Director	June 18, 2025
Thomas R. Tyrrell